Exhibit 99.1

DOUG GLADDER, CEO

Good afternoon, my name is Doug Glader and I am the CEO of Procera Networks. I would like to take this opportunity to thank all of you for joining us on this conference call today. The goal of our team, which includes Dr. Anil Sahai and Mr. Gary Johnson, is to update you on where the company stands in bringing its leading edge network products to market. Before we begin, I would like to comment on the fact that Procera’s stock declined after the July 13th SEC approval of the registration of the investment that was completed on December 30, 2004. For reasons unknown to the company, several large investors decided to sell their shares upon registration and we suspect this may have caused some of our investors to sell on the assumption that these large shareholders must know something that is not available to them. The volumes were very high but seem to have settled down over the past several days as the stock has regained some lost ground. There was no factual information that caused this, but perhaps a lack of information. With that in mind, let me share what is happening at your company.

Let me start with a little history. As many of you know, we spent the first eighteen months after incorporating in mid 2002, designing, developing and perfecting our core technology, which is based on 116 patent claims and which yielded the industry’s first hardware based wire-speed deep packet processing engine. As the company looked ahead, we added two very key executives to the team in 2004. Dr. Anil Sahai joined us in the first half as our Executive VP and Chief Technology Officer. Prior to joining us, Dr. Sahai held senior positions at Amdahl, Compaq, Intel and Netframe Systems and has a PhD in Computer Science and a Masters from the Sloan Business School at MIT. Mr. Gary Johnson joined us in early November as our Sr. VP of Sales and Marketing. Prior to joining us, Mr. Johnson held senior positions at Tandem Computer, Convergent Technology, Santa Cruz Operation and was the Pre IPO President of Click Software and the CEO of Berkley Software at the time they were sold to WindRiver. I think it worth noting that all of these companies generated very good returns for their shareholders. You will be hearing from both of these people today and I am confident that you will see why we are very optimistic about the company’s future.

On the product development front, in slightly over one year that Dr. Sahai has been with the company, he has driven the release of two new products and developed a product roadmap that I believe will create significant value for our shareholders. One of the new products in beta test today, is the industry’s first integration of a server with a complete switching, routing network appliance capability in one highly integrated package. This revolutionary product addresses a new market space validated by Cisco about two weeks ago, with their industry announcement on the tremendous potential of application oriented networking, AON, and ironically, we will be the first company to deliver a fully integrated product that serves this new and rapidly emerging market, offering functions and features far beyond the XML centric applications support, of Cisco’s AON initiative. The product has already been tested by two recognized companies in their respective markets and we expect to be announcing a strong relationship with one if not both of these potential partners during the third quarter. This new product, which the company expects to announce and launch next quarter, takes full advantage of Procera’s existing technology and product family, and opens up significant new market opportunities.

The second product that Dr. Sahai and his team have under development is expected to address the expanding security markets with next generation features that fall under the broader category of anomaly detection and prevention. This product is already demonstrating tremendous promise in lab testing and has shown the fundamental capability to surpass the features of the leading IDS and IPS products that are addressing the rapidly expanding security market today. We expect this product to be beta tested in early Q4 and to be delivered to first customers before the end of this year.

Turning now to sales, in the six months since Mr. Gary Johnson deployed his new sales team, we have received an increasing number of orders for our two core network appliance products with several of these successes being highlighted in recent press releases. Gary and his team have increasingly overcome the reluctance that exists in doing business with new emerging suppliers of network infrastructure products, and they have achieved very solid references in several very large vertical markets. Gary will be talking to you about several of these wins and where he expects this initial traction to take our company. The company has received authorization to ship against new design wins and, in fact, has done so in two instances. I am aware that investors are looking for the details on new orders, but we cannot discuss the specifics of these orders until we receive the appropriate written approvals from these customers. While the process has taken more time than the company originally envisioned, our new sales team is making significant progress and we are tremendously encouraged about what lies ahead.

I would also like to briefly comment on the engagement of Houlihan Lokey as announced in a press release on July 12th. After being approached by an interested third party, our team decided to engage a first rate firm, in order to optimize the value of finding the right strategic partner. As I just alluded, gaining market traction as a newly emerging supplier is an exercise in entrepreneurship. Strategic partnerships can be a powerful tool, that would dramatically increase the adoption rates of Procera’s industry leading products. While we are making very good progress with our newly deployed sales team, we believe that a strategic relationship would significantly increase our market penetration, thereby resulting in increased value to both our partner and to the Procera shareholders.

So in summary, we believe that we have industry leading products at industry leading prices that address network productivity, security and newly emerging compliance issues. These products are now being deployed in multiple vertical markets where we have received orders and where we have strong customer references. Our new product development team is actively building on this base and we are working closely with potential strategic partners as we develop next generation platforms that address very large and expanding markets according to the leading supplier in the network industry. Additionally our management team is committed to driving increased value for our shareholders and we continue to move forward.

Now let me turn our presentation over to Mr. Gary Johnson, our Senior VP of marketing and sales for a further update.

GARY JOHNSON, SENIOR VP OF MARKETING AND SALES

Good afternoon everyone. I would also like to welcome you to the first Procera Networks investor call. I would first like to take a minute to introduce myself. We feel it’s important for you all to know a little about the people who make up your management team. I am a Silicon Valley Veteran who in the last 25 years has been fortunate enough to be employed by five very successful companies, all from their very early (start-up) stage. Doug has previously mentioned their names. But what’s pertinent is that I joined them early, and they were all very successful. In fact, the first four did IPOs, and as the CEO of BSDI, we sold the Company to Wind River Systems 2001. I the past 15 years I have built 3 successful world wide sales and marketing teams from scratch. Procera is the fourth. My point is simple. I have been here and done this before. I am a start up to fruition expert, have had 5 successes in a row and have no intention of changing that track record, now.

Secondly, I always do a lot of research before I join a new company. I did my due diligence on Procera, before joining Doug and Anil in late 2004. I felt then and still feel that this company is another diamond in the rough. Does this all guarantee Procera will be successful? Absolutely not. Does it guarantee we won’t make start-up kinds of mistakes and will work as hard as we can and as professionally as anyone else in the industry to make Procera a raving success….you bet your life!! So, with this as the Sales and Marketing background, here is what we have been up to, in the first 6 months since we took the Procera products to market.

First Sales & Marketing Overview Foil
Since we went fully operational at the end of 2004: We recruited, hired and trained our initial field sales force. It is now comprised of 6 domestic (that is the US and Canada) regional sales managers. They are each responsible for 6 to 10 states and the contiguous provinces in Canada. We also have 3 international territory managers for the territories of Asia Pacific, Latin America and Europe. The have in turn hired and trained specific country managers in their territories. We have also completed the positioning of our products and developed a complete set of marketing materials, sales tools and collateral.

OptimIP Intelligent Network Appliances
I don’t want to spend a lot of time discussing the products on this call, but it is important to know that we do have products and software shipping to the market as you will see with our reference accounts and customers. More importantly though, the heart of Procera’s Value proposition is our unique ability to “Add Intelligence Inside” the network. Simply put, we have developed two intelligent networking appliances that can maximize network through put. Both the appliances work with existing networking infrastructure like Cisco Routers and Switches, and have a unique ability to control very easily through our simple user interface which applications should be running through the network. For example, we can block insidious personal applications like the music transfer application, Kazaa with our appliances. This peer to peer application is enabled from the internet and is very costly to companies because it uses a lot of the expensive bandwidth and puts the corporation at legal risk due to the laws regarding illegal transfers of copyrighted music . In addition to blocking these types of applications, we can at the same time give prioritization to those applications that are mission critical to enterprise to keep the business running most effectively. They key differentiator is that our Products control the applications and data while keeping the network running at wire speed.

This is the conceptual idea that Cisco announced early this month and named, “AON: Application Oriented Networking,” and is further validation of our underlining value proposition.

Channel & Partner
Our new sales team has been tasked to develop a channel to deliver our products in their regions and territories. They are also responsible for developing major account and OEM relationships. In the first half of 2005, they have been able to recruit, hire, contrast and train over 70 channel partners worldwide. They have also developed relationships with a number of OEM’s and System Integrators who will begin taking our products to market in the 2nd half of 2005. Our existing channel partners have also led us to many new user in very interesting vertical markets. Further validation of the Procera Value proposition.

Reference Accounts
We have actually already announced deals and reference account relationships with a number of these customers in 8 large and growing vertical markets.
They are:
Municipal & State Wireless
Managed Data Center Services
Multi-tenant Commercial & Residential
K-12 / Higher Education
Banking and Financial
Remote Office Management
Gaming and Hospitality
Point of Sale & Multi-Site Retail

Key Deals
Some of the important individual and end user accounts are:
Colospace - New England Data Center
Montpelier, Vermont - Managed Services for Wireless Hubs
Savers Bank - Controlling quality of service and bandwidth management between multiple branch banks and automatic teller machines
Cleveland School District - Controlling network misuse and abuse / network hogging by the students
IC Media - Prioritizing the mission critical application of VoIP and Teleconferencing between numerous multi-national sites
Robinson Rancheria - Compliance management, controlling authorized network ingress and egress, stopping network hogging, misuse and abuse by both employees and guests.

Pipeline
Again, in less than 6 months of actual field selling, we are in sales cycle activities with major corporations worldwide. In no way do I want to insinuate or imply that we will close any or all business with the list to follow, but our channel partners or our sales force directly are in the sales cycle. This is an ever-changing list as new opportunities open, or we lose or close deals

They include, but are not limited to:

Asia:
Asgent
NTT
Macnica
HP (2 Divisions)
Softbank

Latin America:
Ban Fin (Mexican Government)
Modelo Brewery
Banco-Norte
Salins Group
Telemex
Groupo Diaz
Cemex

Europe:
Phillips
Telstra
Telia AB
Telephonica
Cemex

US:
Casinos (MGM, Harris, Stations)
Longs Drugs
Roadrunner/Time Warner
Banking (Wells Fargo, Silicon Valley Bank)
LodgeNet
Cox Communication
Capital One

In Summary
Although our sales force has only been in the field for less than 6 months, we are firmly positioned for revenue growth and market traction.

We have built on ever expanding worldwide channel presence, and been deployed by significant reference accounts in 8 significant and growing vertical markets. All the while our funnel of “deals” in progress with major end user accounts around the world continues to grow.

Thank You and Now I will turn over the discussion to Dr. Sahai to talk about our product development efforts and new product vision.

DR. SAHAI, EXECUTIVE VP AND CHIEF TECHNOLOGY OFFICER

See slide presentation (Exhibit 99.2)

DOUG GLADDER, CEO

So let me take just a minute to summarize:

Procera has a very solid base technology and products, in several vertical markets that are expanding at a very robust pace. We are gaining market traction and have strong customer references that validate our products, since deploying our new sales team just six months ago. Our sales pipeline is now filled with very large opportunities with significant multinational accounts.

Our development team correctly identified the space known as application oriented networking, now validated by Cisco, in late 2004 and we now have beta units that are being successfully tested by large OEM accounts, both here in the US and internationally and we have strong reason to believe that we will close one or both of these accounts in the third quarter. This new highly integrated platform is flexible, scalable and rapidly adaptable to a wide variety of Software Providers who have a need to provide complete solutions to their existing customers thereby enabling significant value creation and a compelling selling proposition.

Finally your company has a very seasoned and skilled management team and Board, that has driven and delivered success before, and we remain highly focused at providing increased shareholder value at Procera, as we move forward.

Thank you again for taking the time to join us on this conference call today.